Exhibit 10.2

PROMISSORY NOTE

$9,089,389.88	February 26, 2016

FOR VALUE RECEIVED, each of the undersigned ( individually, a “Borrower”, and collectively, “Borrowers”), JOINTLY AND SEVERALLY, promise to pay to the order of CF EQUIPMENT LOANS, LLC, a Delaware limited liability company (“Payee”; Payee and any subsequent holder of this instrument being referred to herein as “Holder”), the initial principal sum of Nine Million Eighty-Nine Thousand Three Hudrend Eighty-Nine Dollars and 88/100 ($9,089,389.88), together with interest at a variable rate as set forth in the below-defined Loan Agreement from the date hereof until maturity on the outstanding principal balance of this Promissory Note (this “Note”).

This Note is the “Equipment Note” referred to in, and is entitled to all of the benefits of, that certain Loan Agreement dated of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement”) among Borrowers, Payee and CF Equipment Loans, LLC, as collateral agent (“Collateral Agent”), and the Loan Documents (as defined in the Loan Agreement). All capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Loan Agreement.

Borrowers shall pay installments of principal of and interest on this Note in the amounts and at the times set forth in the Loan Agreement. Past due payments on this Note are subject to late fees and default as provided in the Loan Agreement. This Note is subject to optional and mandatory prepayment at the times and in the amounts set forth in the Loan Agreement.

The Loan is secured, in part, by the Mortgages and the other Loan Documents. Holder shall have full recourse against Borrowers for all sums due under this Note and for all the representations, warranties, indemnities and covenants in the Loan Documents.

Upon the occurrence and during the continuance of any Event of Default, Holder shall have the option to declare the entire amount of principal and interest due under this Note immediately due and payable without notice or demand, and Holder may exercise any of its rights under this Note and the other Loan Documents.

This Note shall be governed and construed in accordance with the laws of the New York applicable to contracts made and to be performed therein (excluding choice-of-law principles).

This Note is given in a commercial transaction for business purposes.

This Note may be declared due prior to its expressed maturity date in the events, on the terms, and in the manner provided for in the Loan Documents.

Borrowers and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices except those for which the Loan Documents expressly provide, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that Holder shall not be required to first institute suit or exhaust its remedies hereon against any Borrower or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (iv) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by Holder with any person now or hereafter liable for the payment of this Note, even if no Borrower is a party to such agreement.

All agreements among Borrowers and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Holder exceed the maximum amount permissible under the applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum amount permissible under applicable law, the interest payable to Holder shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive amount of interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Borrowers. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. Holder expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law. This paragraph shall control all agreements among Borrowers and Holder.

The obligations of each Borrower hereunder shall be joint and several. All of the terms and provisions set forth in Section 2.06 and Article 11 of the Loan Agreement are incorporated herein by reference.

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IN WITNESS WHEREOF, Borrowers have executed or caused this Note to be executed by its duly authorized manager under seal as of the year and day first written above.

Borrowers:	APIO, INC.

By:
	Title:	Vice President

APIO COOLING A CALIFORNIA LIMITED PARTNERSHIP

By:
	Title:	Vice President

[EXECUTION PAGE OF PROMISSORY NOTE (EQUIPMENT)]